Exhibit 99.1

Press and Investor Contacts:

Ken Lowe

Sigma Designs, Inc.

408-957-9850

kal@sdesigns.com

Allyson Stinchfield

Atomic PR

415-402-0230

allyson@atomicpr.com

SIGMA ANNOUNCES CFO TRANSITION PLAN

Milpitas, Calif. – May 18, 2007 – Sigma Designs (Nasdaq: SIGM), a leader in digital media processing for consumer electronics, today announced that Mark Kent, the Company’s chief financial officer has resigned his position to pursue another opportunity. Mr. Kent will provide the necessary transitional support until a new CFO has been appointed.

“We are very appreciative of Mark’s contributions to Sigma in his short time here and wish him well in his new opportunity,” said Thinh Tran, chairman and CEO of Sigma Designs. “We have initiated a search for a new CFO and are confident that we will be able to appoint a highly-qualified candidate shortly.”

Mr. Kent stated, “We accomplished a great deal in a short period of time, completing restatement of our financials, becoming current with our SEC reports and regaining NASDAQ compliance, and I am very proud to have been a part of this high-quality team effort and result.”

About Sigma Designs, Inc.

Sigma Designs (Nasdaq: SIGM) specializes in silicon-based media processors and wireless chipsets for IPTV set-top boxes, digital media receivers, high definition DVD players, HDTV, and portable media players. The company’s industry-leading media processor architectures feature high definition video, advanced codec support (H.264, VC-1, MPEG-2), and secure media processing in a complete system-on-chip (SOC) solution. Headquartered in Milpitas, Calif., the company also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit the company’s web site at www.sigmadesigns.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectation relating to timing of the hiring of a new CFO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to, actions by the Securities and Exchange Commission or other regulatory agencies, derivative litigation and other risk factors that are detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended February 3, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.